Exhibit 23.4
[Letterhead of American Appraisal China Limited]
September 22, 2009
The Directors
Linkage Technologies International Holdings Limited
No. 16 Building, Nanjing Software Park
No. 12 Dinghuamen,
Nanjing, China 210013
Subject: WITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED
We hereby consent to the references to our name and our final appraisal reports, dated on May 19, 2009 and September 15, 2009, and addressed to the board of directors of Linkage Technologies International Holdings Limited (the “Company”), and to the references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Form F-1 Registration of the Company and any amendments thereto (the “Registration Statements”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statements.
In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair values of the equity interest and the share options and our valuation reports were used to assist the Company in reaching its determinations.
In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ American Appraisal China Limited

AMERICAN APPRAISAL CHINA LIMITED